EXHIBIT 99.1

Uranium Resources Adds Properties in Texas and

Plans 2015 Drilling Program on Mid-Term Alta Mesa Este Project

CENTENNIAL, Colo., November 7, 2014 – Uranium Resources, Inc. (NASDAQ: URRE) today closed on the previously announced non-cash asset exchange agreement with Rio Grande Resources Corporation.

Christopher M. Jones, President and Chief Executive Officer, said, “This land exchange was a strategic accomplishment that strengthens our project development pipeline. We acquired mid-term in situ recovery projects, including the Alta Mesa Este, Butler Ranch and Sejita Dome properties located near our temporarily idled processing facilities in South Texas. In 2015, we will commence drilling at the Alta Mesa Este Project and also plan test holes at the Butler Ranch Project.”

Mr. Jones continued, “We have reprioritized and rescheduled the technical report for the Churchrock Project in favor of advancing the Alta Mesa Este Project exploration program to build value for our shareholders. We are excited about the potential for the Alta Mesa Este Project to reach production within three-to-five years.”

2015 Exploration Program

The Company is planning an exploration program of approximately $825,000 in 2015 for drilling and geophysical logging at the Alta Mesa Este and Butler Ranch projects. The majority of the planned investment will be at the Alta Mesa Este Project for drilling up to 27,000 feet and geophysical work. (Please refer to the location maps in the Appendix.)

The 2,841-acre Alta Mesa Este Project is located 56 miles southwest of URRE’s Kingsville Dome processing facility and northeast of Mesteña Uranium’s Alta Mesa processing plant and well fields. The Company has been analyzing historical information from drilling in the 1980s and identified a target area approximately 1.5 miles along the east-west strike of mineralization hosted in the Goliad Formation.

An initial exploration program at the 2,592-acre Butler Ranch project is designed to test the mineral potential in parallel trending sandstone units and the continuation of the Turner-Garcia mineral system. Butler Ranch is located in the prolific Karnes County mining district, which has some of the largest uranium deposits in the South Texas uranium province, and 75 miles north-northeast of the URRE’s Rosita processing plant. This area saw historic uranium mining in the 1950s through the 1970s.

Further details about the acquired properties covering 8,000 acres in the uranium belts of South Texas are described in the Company’s news release of September 8, 2014.

As described in URRE’s 3Q 2014 news release issued earlier today, the total cash budget for 2015 is expected to be less than $10.0 million and includes funding of the exploration program. The expected cash spend for 2015 is approximately 20% lower than the estimated total spend in 2014.

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About Uranium Resources

Uranium Resources, Inc. was incorporated in 1977 to explore, develop and recover uranium. Uranium Resources has two licensed and currently idled processing facilities and over 16,000 acres of prospective in situ recovery (ISR) projects in Texas. In New Mexico, the Company holds a federal Nuclear Regulatory Commission license to recover up to three million pounds of uranium per year using the ISR process at certain properties and controls minerals rights encompassing approximately 200,000 acres in the prolific Grants Mineral Belt in New Mexico, which holds one of the largest known concentrations of sandstone-hosted uranium deposits in the world. The Company acquired these properties over the past 25 years, along with an extensive uranium information database of historic drill hole logs, assay certificates, maps and technical reports for the Western United States.

Cautionary Statement

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as "expects," "estimates," "projects," "anticipates," "believes," "could," and other similar words. All statements addressing operating performance, events or developments that the Company expects or anticipates will occur in the future, including but not limited to statements relating to (i) the timing or occurrence of production at the Company’s properties, (ii) future improvements in the demand for and price of uranium, (iii) the adequacy of funding for the Company through 2015, (iv) expected reductions in the Company’s operating expenses and burn rate, and total cash budget for 2015, (v) the occurrence and extent of any future exploration program, and (vi) additions of reserves and resources or acquisitions are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties include, but are not limited to, (a) the Company's ability to raise additional capital in the future; (b) spot price and long-term contract price of uranium; (c) the Company's ability to reach agreements with current royalty holders; (d) operating conditions at the Company's projects; (e) government and tribal regulation of the uranium industry and the nuclear power industry; (f) world-wide uranium supply and demand; (g) maintaining sufficient financial assurance in the form of sufficiently collateralized surety instruments; (h) unanticipated geological, processing, regulatory and legal or other problems the Company may encounter; and other factors which are more fully described in the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should any of the Company's underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on the Company's forward-looking statements. Except as required by law, the Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this news release.

Contact:

Wendy Yang, Investor Relations

(303) 531-0478

info@uraniumresources.com

www.uraniumresources.com

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Appendix Map 1: South Texas Map of Projects and Uranium Mineral Belts

San Antonio
Karnes County District
Jack Pump
543 Acres
Butler Ranch
2,592 Acres
Nell
313 Acres
Ray Point District
Clay West District
South Texas Uranium Province
Rosita
Processing Facility
Corpus Christi
Sejita Dome
2,176 Acres
Kingsville Dome
Processing Facility
South Duval County Mineral Belt
Alta Mesa Este
2,841 Acres
N
0
20
Miles
Competitor Projects
Former Mines

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Appendix Map 2: Exploration Target at Alta Mesa Este Project, South Texas

Alta Mesa Este Project
Brooks County, Texas

56 miles to
Kingsville Dome
Alta Mesa
Este Project
Mineralized
Target Area
Goliad Formation
Roll Front Trend
Mesteña Property
Alta Mesa Plant
N
0
1
Mile

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